                                                                    EXHIBIT 5.1


         [GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL LETTERHEAD]


                                        December 5, 1997

Commodore Applied Technologies, Inc.
150 East 58th Street, Suite 3400
New York, New York 10155


            Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 4,000,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), consisting of: (a) 2,862,375 shares of Common Stock issuable upon exercise of currently outstanding options heretofore granted under the Amended and Restated Commodore Applied Technologies, Inc. 1996 Stock Option Plan (the "Plan"); and
(b) 1,137,625 shares of Common Stock underlying options presently available to be granted under the Plan.

     In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, By-Laws and minutes, and such other documents and records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

     With respect to the issuance of the Shares by the Company, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the respective terms of the Plan, and against receipt of the consideration stipulated therefor, which will not be less than the par value of the Shares.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

     The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ GREENBERG TRAURIG HOFFMAN LIPOFF
                                        ROSEN & QUENTEL